EXHIBIT 99.1

Board Removes Senior Management of Schlotzsky's Inc.; Names New CEO and a Chairman

    AUSTIN, Texas--(BUSINESS WIRE)--June 17, 2004--In a special meeting Thursday morning, the board of directors of Schlotzsky's Inc. (Nasdaq:BUNZ) removed the senior management of the company and elected a new interim chief executive officer.
    A company spokesperson said the board action included removing company president and CEO John Wooley and replacing him on an interim basis with David Samuel Coats, a veteran business executive. Senior vice president Jeffrey Wooley, John Wooley's brother, also was removed from office. Both Wooleys remain as directors of the company.
    The board also replaced its chairman, Floor Mouthaan, with director Gary M. Cadenhead, a member of the faculty at the McCombs School of Business at The University of Texas at Austin. Former Texas Comptroller of Public Accounts John Sharp was elected vice chairman of the board.
    Coats, the interim chief executive, is a Dallas, Texas lawyer with extensive management experience in general business and the airline industry. He has served as CEO of a leading U.S. package tour operator and of a software company that provided revenue management systems to more than 80 airlines and senior vice president of Continental Airlines Inc.
    Schlotzsky's Inc., founded in Austin, Texas in 1971, through its wholly owned subsidiaries, is a franchisor and operator of restaurants in the fast casual sector. As of March 31, 2004, there were 537 Schlotzsky's(R) restaurants open and operating in 37 states, the District of Columbia and six foreign countries. Visit www.schlotzskys.com for more information.

    CONTACT: Schlotzsky's Inc., Austin
             Investor Relations:
             Monica Landers, 512-236-3626